Ex. 16.1

SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
7931 S. Broadway, #314
Littleton, CO 80122
(303) 480-5037  FAX (303) 379-5394

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Commissioners:

We have read the statements included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in Form 8-K filed with the U.S. Securities and Exchange Commission on or about April 26, 2012, of Capital Group Holdings, Inc., and we agree with such statements as they pertain to our firm, except that we have no basis to agree or disagree with the statement regarding the board’s approval to change independent accountants.

Yours truly,

/s/ Schumacher & Associates, Inc.

Schmacher & Associates, Inc.
Littleton, Colorado

April 26, 2012